Exhibit 10.2
Performance Stock Unit Award Metrics for 2025

On February 10, 2025, the Compensation, Talent and Culture Committee of the Board of Directors of the Company approved the specific criteria to be used for purposes of determining any future stock unit (“PSU”) final awards for the 2025-2027 performance period for participants, including executive officers, under the Company’s shareholder-approved 2023 Long-Term Incentive Plan, as amended (filed as Exhibit 10-T to the Company's Annual Report on Form 10-K for the year ended December 31, 2024).

A PSU grant is a target opportunity with a three-year performance period (2025-2027), based on the relative Total Shareholder Return of Ford’s common stock compared to a peer group of companies over the three-year performance period. The Compensation, Talent and Culture Committee will approve the final award calculation, which could range between 0% and 200% of the target opportunity.